Exhibit 1

April 5, 2001


Securities and Exchange Commission
Washington, D.C. 20549

        Re: Millenium Holding Group, Inc.
            Commission Identification number: 0-28431

Gentlemen:

     We have reviewed the filing on Form 8-K dated April 2, 2001 for the above referenced company with respect to Item 4 of that Form - Changes In Registrant's Certifying Accountant.

     From inception of the Company to the date of this letter there have been no events or matters of the types required by Section 304(a)(1) of Regulation S-B of the Securities and Exchange Commission. There were no disagreements with the Company with respect to accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Respectfully submitted,

/s/ Dana F. Cole & Co., LLP

Lincoln, Nebraska